Exhibit 18

Preferability Letter of KPMG LLP, Independent Registered Accounting Firm

May 4, 2012

Genworth Financial, Inc.

Richmond, Virginia

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Genworth Financial, Inc. (the Company) for the three months ended March 31, 2012, and have read the Company’s statements contained in note 2 to the condensed consolidated financial statements included therein. As stated in note 2, the Company changed its method of accounting for the liability for future policy benefits for level premium term life insurance policies. When the liability for an individual policy falls below zero, the liability for future policy benefits on that policy will be floored at zero. Note 2 also states that the newly adopted accounting principle is preferable in the circumstances as this alternative accounting policy will not allow negative reserves to accumulate on the balance sheet for the closed block of level premium term life insurance policies. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2011, and accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP